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Genta Incorporated
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Joy Schmitt
(908) 286-6449

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Tara Spiess
(908) 286-3980

Genta Announces 1st Quarter 2004 Financial Results and Highlights

BERKELEY HEIGHTS, NJ – April 29, 2004 – Genta Incorporated (NASDAQ: GNTA) today announced its financial results for the first quarter ended March 31, 2004. The Company reported revenues of $1.7 million for the quarter, a net loss of $12.5 million or $0.16 per share, and cash, cash equivalents and marketable securities totaling $67.5 million.

During the quarter, the U.S. Food and Drug Administration (FDA) accepted the Genasense™ (oblimersen sodium) Injection New Drug Application (NDA) for use in combination with dacarbazine (DTIC) for the treatment of patients with advanced melanoma who have not received prior chemotherapy. The FDA granted Priority Review status to the application, which targets an agency action date on or before June 8, 2004. “We look forward to our meeting with the FDA’s Oncology Drugs Advisory Committee next week when we will present data from our pivotal Phase 3 trial of Genasense plus dacarbazine,” said Dr. Raymond P. Warrell, Jr., Genta’s Chairman and Chief Executive Officer.

The Company also commented upon the introduction of its first marketed product, Ganite® (gallium nitrate injection). “Genta initiated its coordinated sales and marketing campaign during the first quarter in support of Ganite. We are pleased to report that the sales of Ganite are on target, and we are encouraged by the positive reception the product is receiving from the oncology community,” said Bruce Williams, Genta’s Senior Vice President of Sales and Marketing. “We remain focused on developing the potential of Ganite as an anticancer agent.”

The Company reported revenues of $1.7 million for the first quarter, a 29% increase compared to the first quarter of 2003. This increase was driven by the launch of Ganite, with Ganite net sales for the quarter totaling $0.4 million. These sales were in line with company expectations and

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reflect an increasing month-on- month trend after the initial stock- in by wholesalers in the four th quarter of 2003.

First quarter gross expenses were $21.6 million before Aventis expense reimbursements, an increase of $1.2 million over the comparable period in 2003. Lower research and development spending was offset by increased selling, general and administrative spending, as Ganite was launched and the sales force was expanded from 18 to 35 oncology specialists in anticipation of the launch of Genasense during 2004. Net expenses after the Aventis expense reimbursement of $7.4 million in 2004, inc reased from $11.2 million in the first quarter of 2003 to $14.1 million in 2004, reflecting the same trends. As a result of the foregoing, the Company reported a net loss for the first quarter of 2004 of $12.5 million or $0.16 per share, compared with a net loss of $9.6 million or $0.13 per share for the first quarter of 2003.

Genta had cash, cash equivalents and marketable securities of $67.5 million as of March 31, 2004. This compares to $82.9 million as of December 31, 2003 and $103.3 million as of March 31, 2003. A key factor in the cash used during the first quarter was a $6.2 million increase in inventory, driven mainly by the build- up of drug inventories in anticipation of the launch of Genasense.

About Genta

Genta Incorporated is a pharmaceut ical company with a diversified product portfolio that is focused on delivering innovative products for the treatment of patients with cancer. The company’s research platform is anchored by two major programs that center on oligonucleotides (RNA and DNA-based medicines) and small molecules. Genasense™ (oblimersen sodium) Injection, the company’s lead compound from its oligonucleotide program, is being developed with Aventis and is currently undergoing late-stage, Phase 3 clinical testing. The leading drug in Genta’s small molecule program is Ganite® (gallium nitrate injection), which the company is exclusively marketing in the U.S. for treatment of patients with cancer-related hypercalcemia that is resistant to hydration. For more information about Genta, please visit our website at: www.genta.com.

This press release contains forward-looking statements with respect to business conducted by Genta Incorporated. By their nature, forward-looking statements and forecasts involve risks and uncertainties because they relate to events and depend on circumstances that will occur in the future. There are a number of factors that could cause actual results and developments to differ materially. For a discussion of those risks and uncertainties, please see the Company’s Annual Report/Form 10-K for 2003.

SOURCE: Genta Incorporated

Genta Incorporated
Selected Condensed Consolidated Financial Data
(unaudited)
(In thousands, except per share data)

	Three Months Ended March 31,

	2004	2003

Revenues
Product Sales - Net	$372	$–
License Fees/Development Funding/Other	1,310	1,309

Total Revenues - Net	1,682	1,309

Cost of Goods Sold	93	–

Gross Margin	1,589	1,309

Operating Costs and Expenses:
Research and Development	12,353	15,509
Selling, General and Administrative	9,224	4,872

Total Cost and Expenses - Gross	21,577	20,381
Aventis Reimbursement	(7,433)	(9,157)

Total Cost and Expenses - Net	14,144	11,224

Other Income, principally net interest income	23	312

Net Loss, applicable to common shareholders	$(12,532)	$(9,603)

Net Loss per Common Share	$(0.16)	$(0.13)

Shares used in computing net loss per share	76,859	74,233

Condensed Consolidated Balance Sheet Data

	March 31, 2004	March 31, 2003

Cash, cash equivalents and
marketable securities	$67,485	$103,307
Working capital	66,275	97,411
Total assets	98,049	122,435
Total stockholders’ equity	51	37,022